UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report: February 1, 2007

CONVERGENCE ETHANOL, INC.

(Name of small business issuer as specified in its charter)

NEVADA	0-4846-3	82-0288840
(State or jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5701 Lindero Canyon Rd., #2-100 Westlake Village, California	91362
(Address of principal executive offices)	(Zip Code)

Issuer’s telephone number, including area code: (818) 735-4750

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION Of DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

5.02(c)

Effective February 1, 2007, Mr. John C. Fitzgerald was elected to the Board of Directors of Convergence Ethanol, Inc. (formerly, MEMS USA, Inc.) (the “Company”). As of February 1, 2007, the Board of Directors of the Company will be comprised of three members, Mr. Fitzgerald, Steve Newsom and James A. Latty. Mr. Fitzgerald’s term of office will extend until January 31, 2010.

Pursuant to his election, Mr. Fitzgerald and the Company entered into a Consulting Agreement which is the same as what was provided to Mr. Newsome. Pursuant to the Consulting Agreement, Mr. Fitzgerald shall receive: (i) $20,000 worth of Company common stock, based on the exercise price being equal to 85% of the fair market value of the Company common stock on Mr. Fitzgerald’s election date, which equates to 33,613 shares, (ii) the sum of $4,000 per month during his tenure as a member of the Board of Directors, (iii) an additional $2,000 per trip, if Mr. Fitzgerald makes more than three trips per year to attend meetings on Company business (outside of the greater Los Angeles area), (iv) $250 per hour for work performed for the Company over and above time spent on trips to attend meetings, (v) travel expenses for trips to attend Company meetings, and (vi) options for the purchase of up to 300,000 shares of common stock of the Company at an exercise price of $0.595 per share. The option period shall be 60 months from February 1, 2007.

Mr. Fitzgerald received his undergraduate degree in Industrial Management from the California State University of Sacramento and a Master’s of Business Administration with an emphasis in Finance and Transportation from Cornell University. Since 2002, Mr. Fitzgerald has been the Managing Director of a full service investment bank and securities firm serving a broad spectrum of investors and issuers. Except for his current Consulting Agreement and his election to the Board of Directors, Mr. Fitzgerald has not had any material interest in any transactions of the Company.

Mr. Fitzgerald has no family relationships with any of the Company’s other executive officers or directors.

[SIGNATURE PAGE FOLLOWS]

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 2, 2007	Convergence Ethanol, Inc.

By:	/s/ James A. Latty
James A. Latty Chief Executive Officer